Exhibit 15.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Registration Nos. 333-13008, 333-125027 and 333-137105) pertaining to the VimpelCom 2000 Stock Option Plan and the Amended and Restated VimpelCom 2000 Stock Option Plan of our reports dated April 4, 2007, with respect to the consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Open Joint Stock Company Vimpel-Communications included in the Annual Report (Form 20-F) of Open Joint Stock Company Vimpel-Communications for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLC

Moscow, Russia

May 11, 2007